Exhibit 99.1
FOR IMMEDIATE RELEASE                                Media Contact:  John Kyte
March 20, 2003                                       972-265-2030

COURT APPROVES SAFETY-KLEEN DISCLOSURE STATEMENT

PLANO, TX - Safety-Kleen Corp. today announced that the U.S. Bankruptcy Court in Wilmington, Delaware, has approved the Disclosure Statement associated with the Company's proposed Joint Plan of Reorganization. Safety-Kleen voluntarily filed for Chapter 11 protection on June 9, 2000.

"This is yet another positive step toward completing our reorganization process, and we now look forward to soliciting votes on our proposed Plan, which is supported by the Official Committee of Unsecured Creditors," said Safety-Kleen Chairman, CEO and President Ronald A. Rittenmeyer.

"We are optimistic about obtaining the necessary support for the proposed plan and, pending final Court approval, we believe we can complete the remaining steps in the bankruptcy court approval process within the second quarter of this year," he added.

The Court also today scheduled a hearing regarding confirmation of the proposed Joint Plan of Reorganization for May 5, 2003.

A copy of the approved Disclosure Statement and proposed amended Joint Plan of Reorganization, as well as the Notice of Hearing on the Confirmation Plan and related documents, will be available on-line at www.safety-kleen.com or at www.safetykleenplan.com in the next few days.

Private Securities Litigation Reform Act:
Sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Many factors could cause actual results to differ materially from our expected results. These factors include risks associated with approval and implementation of the Joint Plan of Reorganization; actual emergence from Chapter 11 bankruptcy protection; continued productive relations with creditors; the continued availability of credit; changes in demand for the Company's services; and competition.

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